Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-70342, 33-63752, 333-11975, 333-80925 and 333-40540 of Station Casinos, Inc. on Forms S-8 of our report dated June 25, 2002, appearing in this Annual Report on Form 11-K of the Station Casinos, Inc. 401(k) Retirement Plan for the years ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada
June 25, 2003